UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 21, 2008

(Date of earliest event reported)

POTLATCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32729	82-0156045
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

601 W. First Avenue, Suite 1600, Spokane WA	99201
(Address of principal executive offices)	(Zip Code)

509-835-1500

(Registrant’s telephone number, Including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On October 21, 2008, Richard K. Kelly, Vice President, Wood Products Division, announced his decision to retire on January 1, 2009 after 33 years of service to the Company. Potlatch is currently seeking a replacement for Mr. Kelly.

(e) In connection with his retirement, Mr. Kelly will receive an increase in his benefits under the Potlatch Forest Products Corporation Salaried Employees’ Supplemental Benefits Plan II (the “Plan”) in an amount that represents the distribution he would have received had he remained employed until the age of 63. In addition to regular benefits that the Company provides to its retiring employees and the aforementioned increased Plan benefit, Mr. Kelly will receive a one-time lump sum cash payment of $196,740 on his retirement date, which represents the difference between the amount of base salary that he would have received had he remained employed until the age of 63 and the value of total pension benefits he will receive until the age of 63 plus the value of restricted stock units that would have vested if Mr. Kelly remained employed until age 63.

On October 21, 2008, the Company entered into an amendment to the employment agreement by and between the Company and Michael J. Covey, the Chairman of the Board, President and Chief Executive Officer of Potlatch, dated February 6, 2006, as subsequently amended. The amendment provides for immediate vesting in Mr. Covey’s participation in the Plan. In addition, the amendment provides for an accelerated vesting of Mr. Covey’s minimum Plan benefits upon a Change of Control (as defined in the Plan), prior to a Change of Control. His minimum Plan benefits are scheduled to vest if he remains employed until the age of 55. Further changes were made for the purpose of compliance with section 409A of the Internal Revenue Code of 1986, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 24, 2008

POTLATCH CORPORATION

By:	/s/ Michael S. Gadd
Michael S. Gadd
Corporate Secretary

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